EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-220419) and Form S-8 (File No. 333-212549, 333-212551) of our report dated September 11, 2018, with respect to the financial statements of Innovation Pharmaceuticals Inc. included in the Annual Report on Form 10-K for the year ended June 30, 2019.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

September 30, 2019